                SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                             FORM 8-K

                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (date of earliest event reported)  June 19, 1995
                                                  -------------

                     AMERICOLD CORPORATION
    (Exact name of registrant as specified in its charter)


      Oregon                     33-12173            93-0295215
(State or other jurisdiction  (Commission File      (IRS Employer
      of incorporation)           Number)          Identification
                                                         No.)

7007 SW Cardinal Lane, Suite 135, Portland, Oregon       97224
    (Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code (503) 624-8585

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Item 3.  Bankruptcy or Receivership.
         --------------------------

On June 19, 1995, the United States Bankruptcy Court for the District of Oregon (the "Bankruptcy Court") entered an order confirming the Plan of Reorganization (the "Plan") of Americold Corporation (the "Company") in a voluntary prepackaged bankruptcy proceeding captioned In re Americold Corporation, Debtor (Case No. 395-33058elp11) filed on May 9, 1995.

The principal purpose of the Plan is to reduce the Company's short-term cash requirements with respect to payments due on its subordinated indebtedness and to adjust certain restrictive financial covenants and certain other provisions contained in the Amended and Restated Investment Agreement (the "Old Investment Agreement"), dated March 2, 1993, between the Company and Metropolitan Life Insurance Company (the "Institutional Investor").

The Plan provides, among other things, that:

     (i) each holder of the Company's 11% Senior Subordinated Debentures due 1997 (the "Old Subordinated Debentures") will receive, for each $1,000 principal amount of Old Subordinated Debentures, $1,000 principal amount of the Company's 15% Senior Subordinated Debentures due 2007 (the "New Subordinated Debentures") and an amount in cash equal to 100% of the accrued but unpaid interest on the Old Subordinated Debentures up to but excluding the effective date of the Plan;

     (ii) the legal, equitable and contractual rights of each holder of the Company's 11.45% First Mortgage Bonds, Series A due 2002 (the "Series A Bonds"), and the Company's 11-1/2% First Mortgage Bonds, Series B due 2005, under the Amended and Restated Indenture related thereto, dated as of March 9, 1993, will be left unaltered; and

     (iii) The Old Investment Agreement between the Company and the Institutional Investor will be superseded by the Second Amended and Restated Investment Agreement (the "New Investment Agreement"), which will contain certain financial and operating covenants that in some cases are less restrictive than those contained in the Old Investment Agreement, and pursuant to which
(x) the Company will redeem $10.0 million in principal amount of the Company's Series A Bonds held by the Institutional Investor for an amount equal to 100% of the principal amount thereof, and
(y) the Company will have the right, under certain circumstances, to redeem prior to scheduled maturity additional Series A Bonds without payment of any prepayment premium; and, in connection with such amendments, the Company will pay an agreement modification fee of $2.25 million to the Institutional Investor.

The Plan also provides that all pre-petition claims of the Company's secured lenders, trade creditors and employees will be paid in full. In addition, the Company anticipates that it may, in accordance with the Plan, reject certain unexpired leases.

In connection with the Plan, the Company has also negotiated an amended credit agreement (the "New Credit Agreement") with its primary bank. The New Credit Agreement will become effective upon the effectiveness of the Plan. The New Credit Agreement will be secured by the Company's trade receivables and mortgages on certain of the Company's warehouse properties. The New Credit Agreement will provide an aggregate availability of $27.5 million, which may be used for any combination of letters of credit (up to $10.0 million) and revolving cash borrowings, subject to borrowing base limitations. The borrowing base for both cash borrowings and letter of credit amounts will equal 85% of eligible accounts receivable, plus 70% of the value of all real property mortgaged to the Bank, up to a maximum of $27.5 million. Borrowings under the New Credit Agreement will mature on February 28, 1999.

As of June 19, 1995, the Company had authorized 10,000,000 shares of common stock, of which 4,860,934 shares were issued and outstanding, and had authorized 1,000,000 shares of preferred stock, of which 52,936 shares were issued and outstanding. No shares of common stock or preferred stock will be issued in respect of claims under the Plan. The Company has authorized the issuance of up to $115 million in aggregate principal amount of New Subordinated Debentures to be issued in respect of claims of holders of the Company's Old Subordinated Debentures.

Based on preliminary results, the Company had assets totalling approximately $538,720,000 and liabilities totalling approximately $632,820,000 as of May 31, 1995, the closest practicable date to the date of entry of the order of the Bankruptcy Court confirming the Plan for which such information was available.

Item 7.   Financial Statements and Exhibits.
          ---------------------------------

          (c)  Exhibits:

               Exhibit 2 Plan of Reorganization, as approved on June 19, 1995, dated May 9, 1995, filed as Exhibit (2) to the Form 10-K, dated May 30, 1995, for the fiscal year ended February 28, 1995, and incorporated herein by reference

               Exhibit 99.1        Order of the United States
                                   Bankruptcy Court for the
                                   District of Oregon, dated
                                   June 19, 1995, confirming the
                                   Plan of Reorganization of
                                   Americold Corporation

               Exhibit 99.2        News Release of Americold
                                   Corporation dated June 20,
                                   1995
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                               EXHIBIT INDEX


Exhibit                                                 Page No.
- -------                                                 --------

2         Plan of Reorganization, as approved June 19,
          1995, dated May 9, 1995, filed as Exhibit (2) to the Form 10-K, dated May 30, 1995, for the fiscal year ended February 28, 1995, and incorporated herein by reference

99.1 Order of the United States Bankruptcy Court for the District of Oregon, dated June 19, 1995, confirming the Plan of Reorganization of Americold Corporation

99.2      News Release of Americold Corporation dated
          June 20, 1995
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                             SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


DATED:    June 22, 1995


                              AMERICOLD CORPORATION



                              By /s/ Joel M. Smith
                                 --------------------------------
                                 Joel M. Smith
                                 Senior Vice President and Chief
                                 Financial Officer